JACKSONVILLE, FLORIDA -- May 17, 1996 -- JOTAN, INC. (OTC BULLETIN BOARD: JTAN) today signed an agreement to sell up to $6,000,000 in Series A Preferred Stock to an affiliate of Fairview Capital L.L.C., a Raleigh, N.C. based private investment company. The initial funding closed today and provided the Company
$2,000,000 through the sale of 1,265,823 shares of Series A
Preferred Stock to
F-Jotan, L.L.C., the Fairview affiliate. Under the terms of the Series A
Preferred Stock Purchase Agreement, the Company may sell an additional
$4,000,000 of Series A Preferred Stock to the investors subject to certain conditions set forth in the Series A Preferred Stock Purchase Agreement. The
Series A Preferred Stock carries an 8% annual dividend, which is payable in additional shares of Series A Preferred Stock, and is convertible into
2,531,646 shares of the Company's common stock, representing approximately 28% of the Company on a fully diluted basis.

Jotan's President and Chief Executive Officer, Shea Ralph, said, "We are very excited about this investment and look forward to deploying the funds in a manner that increases shareholder value primarily by expanding our business through both internal growth and strategic acquisitions. We welcome Fairview
Capital as a shareholder and partner and look forward to working with them to develop our business."

Jotan, Inc. is a regional provider of commercial shipping supplies and services with operations throughout Florida, Georgia, North Carolina,
South Carolina and
Tennessee.